COLUMBIA FUNDS VARIABLE INSURANCE TRUST

AMENDMENT NO. 5 TO THE

SECOND AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST

WHEREAS, Section 5 of Article III of the Second Amended and Restated Agreement and Declaration of Trust (the “Declaration of Trust”) of Columbia Funds Variable Insurance Trust (the “Trust”), dated April 12, 2006, as amended from time to time, a copy of which is on file in the Office of the Secretary of The Commonwealth of Massachusetts, authorizes the Trustees of the Trust to amend the Declaration of Trust to establish, change or abolish and rescind the designation of any Series or class of Shares without authorization by vote of the Shareholders of the Trust;

WHEREAS, Section 8 of Article VIII of the Declaration of Trust authorizes the Trustees of the Trust to amend the Declaration of Trust at any time by an instrument in writing signed by a majority of the then Trustees, provided notice of such amendment (other than certain ministerial or clerical amendments) is transmitted promptly to Shareholders of record at the close of business on the effective date of such amendment; and

NOW, THEREFORE, The undersigned, being at least a majority of the Trustees of the Trust, do hereby certify that we have authorized the liquidations of Columbia Variable Portfolio – Asset Allocation Fund, Columbia Variable Portfolio – Diversified Absolute Return Fund and CTIVP – AQR Managed Futures Strategy Fund and have authorized the amendment to said Declaration of Trust as set forth below, effective October 9, 2020:

1. The Declaration of Trust is hereby amended by adding the following article at the end of the Declaration of Trust:

Article IX

Supplemental Governance Provisions

Notwithstanding any provision to the contrary in this Declaration of Trust or in the Bylaws,

(a)

Through December 31, 2021, unless this Declaration of Trust or applicable law requires a higher percentage vote, the affirmative vote of at least 66 2/3% of the Trustees then in office shall be required for appointment or removal of the chair or any co-chair of any committee of the Trustees;

(b)

Through December 1, 2022, unless this Declaration of Trust or applicable law requires a higher percentage vote, the affirmative vote of at least 66 2/3% of the Trustees then in office shall be required for:

(1)	Creation or elimination of any committee of the Trustees;

(2)	Adoption, rescission or any material modification of the charter of any committee of the Trustees; or

(3)	Appointment or removal of any member of any committee of the Trustees.

(c)

Provided that both Catherine James Paglia and Douglas A. Hacker are then Trustees, from January 1, 2021 through December 31, 2022, Catherine James Paglia and Douglas A. Hacker shall serve as the two co-chairs of the Trustees, provided that, (A) if at any time Hacker shall cease to serve as co-chair, his successor as co-chair shall be designated by vote of a majority of the Trustees then in office who were serving as trustees of Columbia Funds Variable Insurance Trust on August 1, 2020, and (B) if at any time Paglia shall cease to serve as co-chair, her successor as co-chair shall be designated by vote of a majority of the Trustees then in office who were serving as Trustees of Columbia Funds Series Trust on August 1, 2020; and

(d)

Unless this Declaration of Trust or applicable law requires a higher percentage, the provisions of this Article IX may be amended only by the affirmative vote of at least 66 2/3% of the Trustees then in office.

2. Section 1 of Article IV is hereby amended by replacing the text therein with the following:

The number of Trustees constituting the Board shall be as fixed from time to time by a written instrument signed, or by resolution approved at a duly constituted meeting, by at least 66 2/3% of the Trustees. Subject to any retirement policy adopted by the Trustees, each Trustee shall hold office until his or her successor is elected or the Trust terminates, except that (a) any Trustee may resign by delivering to the other Trustees or to any Trust officer a written resignation effective upon delivery or a later date specified therein; (b) any Trustee may be removed with or without cause at any time by a written instrument signed by at least 66 2/3% of the other Trustees, specifying the effective date of removal; and (c) if required by Section 16(c) of the 1940 Act, any Trustee may be removed at any meeting of the Shareholders by a vote of at least 66 2/3% of the outstanding Shares. Except to the extent expressly provided in a written agreement with the Trust, no Trustee resigning and no Trustee removed shall have any right to any compensation for any period following his or her resignation or removal, or any right to damages on account of such removal. Notwithstanding any provision to the contrary contained in this Declaration of Trust, this Section 1 may not be amended to reduce the percentage vote required to change the number of Trustees or to remove a Trustee without the approval of at least 66 2/3% of the Trustees.

3. Section 2 of Article V is hereby amended by replacing the third sentence thereof with the following:

A meeting of Shareholders may be held at any place (or virtually by telephonic or any electronic means) designated by the Trustees.

4. Section 6 of Article III is hereby amended by replacing the text preceding paragraph (a) with the following:

Without limiting the authority of the Trustees set forth in Section 5, inter alia, to establish and designate any further

Series or classes or to modify the rights and preferences of any Series or class, the following Series shall be, and are hereby, established and designated:

Columbia Variable Portfolio – Contrarian Core Fund

Columbia Variable Portfolio – Long Government/Credit Bond Fund

Columbia Variable Portfolio – Small Cap Value Fund

Columbia Variable Portfolio – Small Company Growth Fund

Columbia Variable Portfolio – Strategic Income Fund

CTIVP – Lazard International Equity Advantage Fund

Variable Portfolio – Managed Risk Fund

Variable Portfolio – Managed Risk U.S. Fund

Variable Portfolio – U.S. Flexible Conservative Growth Fund

Variable Portfolio – U.S. Flexible Growth Fund

Variable Portfolio – U.S. Flexible Moderate Growth Fund

Variable Portfolio – Managed Volatility Conservative Fund

Variable Portfolio – Managed Volatility Conservative Growth Fund

Variable Portfolio – Managed Volatility Growth Fund

The rest of the Declaration of Trust remains unchanged.

The foregoing amendment is effective as of October 9, 2020.

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IN WITNESS WHEREOF, the undersigned has signed this Amendment No. 5 to the Declaration of Trust.

/s/ Janet L. Carrig

Janet L. Carrig		David M. Moffett

Date:	October 8, 2020	Date:

/s/ Kevin J. Connaughton		/s/ John J. Neuhauser

J. Kevin Connaughton		John J. Neuhauser

Date:		Date:	October 9, 2020

/s/ Olive Darragh		/s/ Christopher O. Petersen

Olive Darragh		Christopher O. Petersen

Date:	October 9, 2020	Date:	October 5, 2020

/s/ Douglas A. Hacker		/s/ Patrick Simpson

Douglas A. Hacker		Patrick J. Simpson

Date:	October 2, 2020	Date:

/s/ Nancy T. Lukitsh		/s/ Natalie Trunow

Nancy T. Lukitsh		Natalie Trunow

Date:	October 5, 2020	Date:	October 2, 2020

Registered Agent:	Corporation Service Company
84 State Street
Boston, MA 02109